Exhibit 10.41

SPONSORSHIP AGREEMENT

This Sponsorship Agreement (the “Agreement”) is entered into effective January 1, 2007 by and between Stallings Capital Group Consultants, Ltd., a Texas limited partnership dba Bob Stallings Racing (“Stallings Racing”), and GAINSCO, Inc., a Texas corporation (the “Sponsor”).

Stallings Racing (formerly known as “Blackhawk Racing”) organized and operated a racing team engaging in Daytona Prototype Series auto racing (the “Racing Team”) in professional races in 2005 and 2006, and the Sponsor was the primary sponsor of the Racing Team pursuant to Sponsorship Agreements dated February 7, 2005 and February 1, 2006. Stallings Racing has invited the Sponsor to continue to act as the primary sponsor of the Racing Team during the 2007 racing season, and the Sponsor desires to act in that capacity. In consideration of the sponsorship fee provided for herein, the parties desire to enter into this Agreement to govern the terms of such sponsorship during the 2007 racing season.

Now, therefore, Stallings Racing and the Sponsor hereby agree as follows:

1.             Term.  Subject to the provisions of Section 12 hereof, the term of this Agreement and the sponsorship described herein shall commence on January 1, 2007 and extend through December 31, 2007.

2.             Advertising and Other Benefits.  Subject to payment by the Sponsor of the sponsorship fee provided for herein, during the term of this Agreement Stallings Racing shall cause the Racing Team to provide for the Sponsor’s benefit all of the benefits customarily associated with the sponsorship of a Daytona Prototype Series racing team and consistent with the benefits provided to the Sponsor in 2005 and 2006 (individually, a “Benefit,” and collectively, the “Benefits”), including but not limited to the following:

(i)            displaying prominent identification of the Sponsor’s name and/or logo in signage on the race car and racing suits and, where appropriate, on other team equipment (subject to approval by the Sponsor);

(ii)           making available for the use of the Sponsor (x) the personalities associated with the Racing Team, (y) the Racing Team’s home base facilities in Texas, and (z) those facilities designated or assigned for the use of the Racing Team at each race and race location at which the Racing Team actually participates in the race, all for appropriate public relations and other promotional and marketing purposes. As it concerns (y) and (z) above, access shall be subject to appropriate security and safety restrictions designated by the applicable racing location and the Racing Team; and

(iii) making available for the use of the Sponsor (a) a non-racing look-alike of the GAINSCO 99 race car used by the Racing Team (a “Show Car”) and (b) if provided to Stallings Racing by the Pontiac Division of General Motors Corporation, a truck for use by the Sponsor in transporting the Show Car to events selected by the Sponsor. The Sponsor acknowledges that it will be required to incur certain expenses for mechanical and cosmetic enhancements to the Show Car (such expenses not to exceed $25,000) to make the Show Car suitable for use as contemplated by the Sponsor. Subject to the Sponsor’s first right to use the Show Car, it will also be made available to Stallings Racing when such use does not interfere with the Sponsor’s use of the Show Car.

3.             Sponsorship Fee.  The Sponsor shall pay to Stallings Racing a sponsorship fee in the amount of $1,500,000.00 for the term of this Agreement, payable in 12 equal monthly installments of $125,000 on or before the first day of each month commencing January 1, 2007 and continuing until the final installment is paid on or before December 1, 2007 (unless this Agreement is sooner terminated pursuant to Section 12 hereof, in which case the obligation to make any future payments shall terminate).

4.             Compliance with Applicable Rules and Regulations.  Provision of the Benefits pursuant to this Agreement is subject to rules and requirements of each organization and venue hosting a racing event in which the Racing Team competes during the term hereof, and the Sponsor agrees to submit to Stallings Racing all advertising and other promotional material in sufficient time to enable Stallings Racing to assure compliance with such rules and requirements. If as a result of such rules and requirements Stallings Racing is unable to provide a Benefit in the form requested by the Sponsor, Stallings Racing shall be permitted to provide a substitute promotion or advertisement in compliance with such requirements.

5.             Sponsor’s Maximum Obligation; Indemnification.  Stallings Racing represents to the Sponsor that the Sponsor’s aggregate obligation hereunder will not exceed the amount of the sponsorship fee set forth in Section 3 hereof (or such lesser amount as is payable by the Sponsor in the event that this Agreement is terminated pursuant to Section 12 hereof), plus, if applicable, collection costs that may be reasonably incurred by Stallings Racing in a legal proceeding to collect all or any part thereof (the “Maximum Obligation”). Stallings Racing agrees to indemnify the Sponsor and its officers, directors, agents and employees and to hold them harmless from any loss, claim, cost, damage or liability in excess of the Maximum Obligation which (i) the Sponsor shall incur as a result of this Agreement, or (ii) arises from any failure by Stallings Racing to perform any of its obligations hereunder.

6.             Retention of Rights.  The only rights granted to the Sponsor hereunder are the right to receive the Benefits, and Stallings Racing hereby retains all other rights with respect to the Racing Team, including but not limited to logos, symbols, names and other marks and intellectual property of the Racing Team, and any proceeds derived by the

Racing Team. The Sponsor hereby retains and does not grant any rights to Stallings Racing to use any of its logos, symbols, names or other marks or intellectual property, except for use as described in Section 2 hereof. In the event that this Agreement is terminated or if the sponsorship terminates at the end of the term provided for herein, each of the parties shall retain the rights to use its logos, symbols, names or other marks or intellectual property including, in the case of the Sponsor, the right to use the names and marks “GAINSCO 99”, “the GAINSCO 99 Car”, or similar phrases or derivations thereof.

7.             Relationship to Other Sponsors.  The Sponsor acknowledges that Stallings Racing has arranged and may arrange in the future for other sponsors for the Racing Team. Stallings Racing agrees that, during the term of this Agreement, no other sponsor shall receive any benefit of greater value (including either an equivalent or a more prominent use of another sponsor’s name, logo or other identifying information) than the Benefits provided to the Sponsor hereunder.

8.             Remedies.  If either party breaches any provision of this Agreement, the other party shall be entitled to seek monetary damages and, if appropriate, equitable relief to require the performance of the obligations hereunder.

9.             Assignment.  Neither party shall assign any of its rights or obligations hereunder without the prior written consent of the other party.

10.           Entire Agreement; Amendment and Waiver; Confidentiality.  This Agreement constitutes the entire agreement between Stallings Racing and the Sponsor with respect to the subject matter hereof and supercedes all prior agreements and understandings. Any amendment of this Agreement must be by a written instrument signed by both parties, and any waiver of any provision hereof must be in writing, signed by the party agreeing to such waiver. Each of the parties hereto agrees to hold in confidence the terms hereof and, unless otherwise required by law, neither party shall release, disclose or publish any of the terms hereof without the prior written consent of the other party.

11.           Notices.  All notices and communications to be made with respect to this Agreement shall be in writing and shall be effective only when delivered by (i) hand, (ii) prepaid certified United States mail, return receipt requested, or (iii) overnight delivery service providing proof of delivery, addressed as follows:

If to Stallings Racing:

Robert W. Stallings

Bob Stallings Racing

4 Windsor Ridge

Frisco, Texas 75034

if to the Sponsor:

GAINSCO,  Inc.

Attention: Glenn W. Anderson, President

3333 Lee Parkway, Suite 1200

Dallas, Texas 75219

Either party may change the name or address for notice by providing a written notice of such change in accordance with this Section of the Agreement.

12.           Termination by the Sponsor.  Notwithstanding the provisions of Section 1 hereof, the Sponsor shall have the right at any time prior to December 31, 2007 to terminate this Agreement by giving written notice of such termination to Stallings Racing. In the event of such a termination, (i) the Sponsor shall have no further obligation to make payments toward the sponsorship fee contemplated in Section 3 hereof, (ii) Stallings Racing shall have no further obligation to provide any Benefits hereunder, and (iii) the remaining provisions of this Agreement shall remain in full force and effect.

13.           Miscellaneous.  (a)  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which shall constitute a single agreement.

(b)  The headings and sections of this Agreement are for convenience only and shall not affect the interpretation of any provision hereof.

(c)  This Agreement shall be governed and construed in accordance with the internal laws of the State of Texas, without giving effect to principles of conflict of laws.

This Agreement is executed as of the date first above written.

STALLINGS CAPITAL GROUP	GAINSCO, INC.
CONSULTANTS, LTD.
dba Bob Stallings Racing

By: Stallings Capital Group, Inc.
General Partner

/s/ Robert W. Stallings	/s/ Glenn W. Anderson
Robert W. Stallings	Glenn W. Anderson
President	President